UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2010
POPULAR, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto
Rico	001-34084	66-0667416

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918
(Address of principal executive offices)
(787) 765-9800
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-23.1
EX-99.1

EXPLANATORY NOTE
On May 6, 2010, Popular, Inc. (the “Corporation”) filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, Banco Popular de Puerto Rico (“BPPR”), had entered into a definitive agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) on April 30, 2010, pursuant to which BPPR acquired certain assets and assumed certain deposit liabilities of Westernbank Puerto Rico (“Westernbank”), a Puerto Rico chartered non-member bank headquartered in Mayaguez, Puerto Rico. BPPR acquired approximately $9.1 billion in assets and assumed approximately $2.4 billion in deposit liabilities. As part of the transaction, BPPR issued a five-year $5.8 billion note to the FDIC bearing an annual interest rate of 2.50%. The note is collateralized by all loans and foreclosed real estate acquired by BPPR from the FDIC that are subject to the shared-loss agreements. In addition, as part of the consideration for the transaction, the FDIC received an equity appreciation instrument. An essential and significant element of the Westernbank acquisition is the loss sharing agreements between BPPR and the FDIC. Under the loss sharing agreements, the FDIC will reimburse BPPR for 80% of any future losses on covered loans and other real estate owned incurred within specific timeframes and subject to particular servicing guidelines.
In that filing, the Corporation indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to provide the financial information required by Item 9.01. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission (“SEC”) in accordance therewith, the Corporation has omitted certain financial information of Westernbank required by Rule 3-05 of Regulation S-X and the related pro-forma financial information required under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 and Article 11 of Regulation S-X under certain circumstances, including a transaction such as the Westernbank acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired
Discussion
As set forth above, on April 30, 2010, BPPR acquired certain assets and assumed certain liabilities of Westernbank pursuant to the Agreement. A narrative description of the anticipated effects of the Westernbank acquisition on Popular, Inc.’s (the “Corporation”, “we”, “us”, “our”) financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Corporation, which have been filed with the Securities and Exchange Commission, and the Audited Statement of Assets Acquired and Liabilities Assumed, which is attached hereto as Exhibit 99.1.
Westernbank was a wholly-owned commercial bank subsidiary of W Holding Company, Inc. and operated through a network of 45 branches located throughout Puerto Rico. Excluding the effects of purchase accounting adjustments, BPPR acquired approximately $9.1 billion in assets, including approximately $8.7 billion in loans and other real estate owned (“OREO”), and assumed $2.4 billion of deposits of Westernbank. The transaction increased our total assets and total deposits, excluding fair value adjustments, by 24% and 9%, respectively, as compared with balances at March 31, 2010. In connection with the transaction, BPPR issued a $5.8 billion five-year note to the FDIC (the “Purchase Money Note”) collateralized by certain loans and foreclosed real estate acquired by BPPR from the FDIC that are subject to the loss sharing agreements. As part of the consideration for the transaction, we also issued an equity appreciation instrument, which is described in a subsequent section of this report, in which the FDIC has the opportunity to obtain a cash payment from us for a period of one year from the date of the Agreement. The equity appreciation instrument had a fair value of $52.5 million at April 30, 2010. In the Westernbank transaction, the FDIC retained a majority of the investment securities, outstanding borrowings and substantially all of the brokered certificates of deposit of Westernbank.
An essential and significant element of the Westernbank acquisition is the loss sharing agreements between BPPR and the FDIC. Under these loss sharing agreements, the FDIC will reimburse us for 80% of any future losses on loans and other real estate owned, as long as we comply with the requirements stipulated in them. The loss sharing agreements are discussed in a separate section below.
The Westernbank acquisition has been accounted for under the acquisition method of accounting as defined by the Financial Accounting Standards Board (“FASB”) Codification Topic 805: Business Combinations. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values at the April 30, 2010 acquisition date. These fair value estimates are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair value becomes available. The application of the acquisition method of accounting resulted in preliminary goodwill of $106 million. Such preliminary goodwill represents the residual difference between the fair value of liabilities assumed and net consideration paid to the FDIC over the fair value of the assets acquired. For the computation of regulatory capital ratios, the goodwill is disallowed and is a reduction to equity capital. We expect that the disallowance of this goodwill should not have a material adverse effect on our regulatory capital ratios.

A summary of the net assets received from the FDIC, consideration paid and estimated fair value adjustments which resulted in goodwill at April 30, 2010 follows:

(In thousands)

Net assets acquired prior to purchase accounting adjustments	$6,748,264
Preliminary purchase accounting adjustments (fair value adjustments) for assets acquired and assumed liabilities:
Loans	(4,293,756)
FDIC loss share indemnification asset	3,322,561
Deposits	(11,465)
Core deposit intangible	24,415
OREO	(52,712)
Contingent liability on unfunded loan commitments	(132,442)
Deferred tax liability	(25,004)

Net assets acquired, including deferred tax	$5,579,861

Additional consideration (paid to) received from the FDIC:
Purchase Money Note issued to the FDIC, net of fair value adjustment of $11,612	(5,769,696)
Receivable from FDIC (associated to Purchase Money Note issued to the FDIC), at fair value	111,101
Equity appreciation instrument, at fair value	(52,500)
Deferred tax asset	25,004

Total additional consideration	(5,686,091)

Preliminary goodwill	$(106,230)

Financial Condition
The transaction resulted in significant increases in the Corporation’s assets and liabilities.
Investment in Federal Home Loan Bank stock
We acquired $58.6 million in stocks of the Federal Home Loan Bank of New York. These stocks were redeemed between May and June 2010 at their acquisition cost, which represented their fair value at April 30, 2010.

Loans, Unfunded Loan Commitments and Other Real Estate Owned
The following table presents the balance of each major category of loans acquired in the Westernbank transaction and the effective interest yield derived from the fair value estimates at April 30, 2010:

	Unpaid		Effective
	Principal	Fair	Interest
(Dollars in thousands)	Balance	Value	Yield

Covered loans:
Commercial	$5,735,607	$2,526,498	5.43%
Construction	1,156,652	277,020	4.93
Mortgage	1,432,748	1,273,989	6.66
Consumer	178,832	139,485	10.84

Total covered loans	$8,503,839	$4,216,992	5.95%

Non-covered loans:
Credit cards	50,905	43,996	14.33

Total loans	$8,554,744	$4,260,988	6.03%

The estimated fair value of the Westernbank loan portfolio was determined based on expected cash flows from the portfolio that considered the estimated life of the underlying loans or the value of the collateral on the loans. The estimated cash flows include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity and prevailing interest rates at the acquisition date.
There are unfunded loan commitments covered under the loss sharing agreements totaling $227 million at April 30, 2010, with an estimated fair value of $132 million. The coverage under the loss sharing agreements is subject to certain criteria, such as FDIC approvals for drawings under certain loan types, limitations on the timing for such disbursements, and servicing guidelines. The fair value of the unfunded loan commitments is presented as a contingent liability in the Statement of Assets Acquired and Assumed Liabilities at April 30, 2010.
As part of the Westernbank transaction, we also acquired $126 million, excluding purchase accounting adjustments, in residential and commercial OREO which were previously acquired by Westernbank in settlement of loans. These properties are recorded at their fair value less estimated costs to sell. The FDIC loss sharing agreements also cover 80% of losses incurred in the management and sale of OREO.
Credit Quality
All loans acquired in the Westernbank transaction, except for credit lines with revolving privileges, are accounted for by BPPR in accordance with ASC Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Under ASC Subtopic 310-30, the covered loans acquired from the FDIC were aggregated into pools based on similar characteristics, including factors such as loan type, interest rate type, accruing status, and amortization type. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.
Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (ASC Subtopic 310-20 approach) or an accounting policy based on expected cash flows (ASC Subtopic 310-30 approach).
Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value in the loans, or the “accretable yield,” is recognized as interest income on a level-yield method over the estimated life of the loan. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected.
The following table presents purchased loans accounted for under ASC Subtopic 310-30 at April 30, 2010:

(In thousands)

Contractually-required principal and interest	$11,036,504
Non-accretable difference	5,818,583

Cash flows expected to be collected	$5,217,921
Accretable yield	1,304,515

Fair value of loans accounted for under ASC Subtopic 310-30	$3,913,406

The covered loans that may have been classified as non-accruing loans, and which are to be accounted for under ASC Subtopic 310-30 by us, are not to be reported as non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected.
Revolving lines of credit acquired as part of the Westernbank transaction are to be accounted for under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of our initial investment in the loans be accreted into interest income on a level-yield basis over the life of the loan. The following table presents purchased loans accounted for under ASC Subtopic 310-20 at acquisition date:

(In thousands)

Fair value of loans accounted under ASC Subtopic 310-20	$347,271

Gross contractual amounts receivable	$966,763

Estimate of contractual cash flows not expected to be collected	$585,550

Loans accounted for under ASC Subtopic 310-20 are to be placed on non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount will be discontinued. At April 30, 2010, revolving lines of credit with unpaid principal balance totaling $219 million were in non-accrual status.
Loss Sharing Agreements
The loss sharing agreements significantly reduce our exposure to credit losses. Under the loss sharing agreements, the FDIC will reimburse BPPR for 80% of losses with respect to the covered assets of Westernbank. The term of the single-family residential mortgage loss sharing agreement is 10 years, and under this agreement the reimbursable losses, computed monthly, are offset by any recoveries with respect to such losses. The term of the commercial loans loss sharing agreement is 8 years, comprised of a 5-year shared-loss period followed by a 3-year recovery period. During the 5-year shared-loss period, the FDIC will reimburse BPPR for 80% of losses, net of recoveries during each quarter. During the 3-year recovery period, BPPR will be required to reimburse the FDIC for 80% of all new recoveries attributable to commercial loans for which reimbursement had been granted during the shared-loss period. Any amounts payable by the FDIC to BPPR pursuant to the loss sharing agreements will be applied to reduce the outstanding principal balance of the Purchase Money Note.
In addition, Banco Popular has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day (the “True-Up Measurement Date”) of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The estimated fair value of such true-up payment is recorded as a reduction in the fair value of the FDIC loss share indemnification asset in the Statement of Assets Acquired and Liabilities Assumed. Under the loss sharing agreements, BPPR shall pay to the FDIC, 50% of the excess, if any, of:
(i)	20% of the intrinsic loss estimate of $4.6 billion (or $925 million)(as determined by the FDIC) less

(ii)	the sum of:
(A)	25% of the asset discount (per bid) (or ($1.1 billion)) plus

(B)	25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC) plus

(C)	the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the True-Up Measurement Date in respect of each of the loss sharing agreements during which the loss sharing provisions of the applicable loss sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).
The loss sharing agreements are subject to certain servicing procedures as specified in agreements with the FDIC. The expected reimbursements under the loss sharing agreements are recorded as an FDIC loss share indemnification asset on the Corporation’s statement of financial condition. The amount ultimately collected for the FDIC loss share indemnification asset is dependent upon various considerations, including for example, the performance of the underlying covered assets and compliance with the servicing requirements, the timing of the credit losses, and claims submitted to the FDIC.
As part of the acquisition accounting, we recorded the FDIC loss sharing indemnification asset, which represents the present value of the estimated losses on covered assets to be reimbursed by the FDIC. The FDIC loss sharing indemnification asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC loss sharing indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC loss sharing indemnification asset will be reduced by a charge to earnings.
Covered loans under loss sharing agreements with the FDIC are reported in loans exclusive of the estimated FDIC loss sharing indemnification asset. The covered loans acquired in the Westernbank transaction are, and will continue to be, reviewed for collectability, based on the expectations of cash flows on these loans. As a result, if there is a decrease in expected cash flows due to an increase in estimated credit losses compared to the estimate made at the April 30, 2010 acquisition date, the decrease in the present value of expected cash flows will be recorded as a charge to the provision for loan losses and an allowance for loan losses will be established. A related credit to income and an increase in the FDIC loss share indemnification asset will be recognized at the same time, measured based on the loss share percentages described above.

Loan Maturities and Rate Sensitivity
The following table presents the maturity distribution at April 30, 2010 of individual categories of loans acquired considering prepayment assumptions and estimated loan charge-offs. The amounts shown in the table are unpaid balances.

	1 year or	Over 1 to	Over 5
(In thousands)	less	5 years	years	Total

Loan Category:
Commercial	$2,037,673	$3,041,075	$656,859	$5,735,607
Construction	882,851	273,453	348	1,156,652
Mortgage	308,150	557,718	566,880	1,432,748
Consumer	129,063	91,867	8,807	229,737

Total	$3,357,737	$3,964,113	$1,232,894	$8,554,744

The following table presents the distribution of the acquired loan portfolio between fixed rate loans and floating rate loans at April 30, 2010. The amounts shown in the table are unpaid balances.

		Floating
(In thousands)	Fixed Rate	Rate	Total

Loan Category:
Commercial	$632,239	$5,103,368	$5,735,607
Construction	44,304	1,112,348	1,156,652
Mortgage	1,017,222	415,526	1,432,748
Consumer	206,806	22,931	229,737

Total	$1,900,571	$6,654,173	$8,554,744

Deposits
The Westernbank acquisition provided deposits of $2.4 billion at April 30, 2010, with an estimated fair value reflecting an $11 million premium. The following table presents a summary of the deposits assumed and the weighted average contractual interest rates in effect at April 30, 2010:

(Dollars in thousands)	Amount	Rate

Non-interest bearing demand deposits	$324,734	—

NOW, money market and interest bearing demand deposits	191,674	1.43%
Savings deposits	690,887	1.14%
Certificates of deposits:
Under $100,000	746,116	2.86%
$100,000 and over	426,750	2.94%

Total certificates of deposits	1,172,866	2.89%

Total interest bearing deposits	$2,055,427	2.17%

Fair value adjustment	11,465

Total deposits	$2,391,626

The distribution by maturity of time deposits with denominations of $100,000 and over at April 30, 2010 is as follows:

		Weighted-
	Contractual	average interest
(Dollars in thousands)	amount	rate

3 months or less	$150,188	2.71%
Over 3 months through 6 months	84,183	2.88
Over 6 months through 12 months	128,164	2.94
Over 12 months	64,215	3.54

Total	$426,750	2.94%

In the assumption of deposit liabilities, we believe that the customer relationships associated with the assumed deposits have intangible value. The estimated fair value of the core deposit intangible asset totaled $24 million at April 30, 2010, which will be amortized straight-line over 10 years. The core deposit intangible asset is subject to significant estimates related to the value and life of the asset. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, estimated deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.
Future amortization of this core deposit intangible asset over the estimated life will decrease earnings, net of any potential tax effect. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the computation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. We expect that disallowing this intangible asset should not materially adversely affect the Corporation’s regulatory capital ratios.
Purchase Money Note
As part of the transaction, BPPR issued a five-year $5.8 billion note to the FDIC (the “Purchase Money Note”) bearing an annual interest rate of 2.50%. The note is secured by certain loans and OREO acquired by BPPR from the FDIC that are subject to the loss sharing agreements. The entire outstanding principal amount of this Purchase Money Note shall be due and payable on April 30, 2015, or an earlier date as such amount shall become due and payable pursuant to the terms of the Purchase Money Note. Certain proceeds with respect to the loans or the underlying collateral or all of the acquired property or OREO that is part of the assets covered under the loss sharing agreements, including proceeds from the FDIC as part of the credit loss indemnification, will be applied to reduce the outstanding principal balance of the Purchase Money Note. We may repay the note without any penalty.
The following table summarizes the estimated paydowns on the Purchase Money Note for the next five years based on the expected cash flows utilized in the valuation at April 30, 2010:

(In thousands)	Fair value

2010	$2,191,174
2011	1,888,016
2012	1,408,165
2013	282,341

Total	$5,769,696

The fair value adjustment on the Purchase Money Note will be amortized to earnings using an effective yield method and will be recorded as a reduction to interest expense. The contractual amount of the Purchase Money Note at the transaction date was determined based on a pro-forma statement of assets acquired and liabilities assumed as of February 24, 2010, the bid transaction date. We recorded a receivable from the FDIC at April 30, 2010 to reconcile the consideration paid based on the actual assets acquired and liabilities assumed at April 30, 2010. The carrying amount of this receivable is a reasonable estimate of fair value based on its short-term nature. This receivable from the FDIC was collected from the FDIC in June 2010. The proceeds will be used to pay down the Purchase Money Note in July 2010.
Equity Appreciation Instrument
As part of the consideration for the transaction, the FDIC received an equity appreciation instrument in which BPPR agreed to make a cash payment to the holder thereof equal to the product of (a) 50 million and (b) the amount by which the average volume weighted price of the Corporation’s common stock over the two NASDAQ trading days immediately prior to the date on which the Equity Appreciation Instrument is exercised exceeds $3.43 (Popular, Inc.’s 20-day trailing average common stock price on April 27, 2010). The equity appreciation instrument is exercisable by the holder thereof, in whole or in part, up to May 7, 2011. As of April 30, 2010, the fair value of the equity appreciation instrument was estimated at $52.5 million. The Equity Appreciation Instrument is recorded as a liability and any subsequent changes in its estimated fair value will be recognized in earnings, which will add volatility to the Corporation’s results of operations.
Stockholders’ Equity and Regulatory Capital
The application of the acquisition method of accounting did not have a significant impact in the Corporation’s stockholders’ equity.
The Corporation’s total assets and risk-weighted assets increased as a result of the Westernbank acquisition. The actual capital ratios for the Corporation at March 31, 2010 and pro-forma capital ratios are as follows:

	Minimum
	Regulatory	Actual	Pro-Forma
	Requirements	Popular,	Popular,
	Well-capitalized	Inc.	Inc.

Tier 1 leverage capital ratio	3.00% - 4.00%	7.34%	10.44%
Tier 1 risk-based capital ratio	4.00%	9.51%	12.35%
Total risk-based capital	8.00%	10.97%	13.64%
Such pro-forma capital ratios consider actual March 31, 2010 balances of Popular, Inc. adjusted for Westernbank purchase accounting as if the acquisition had occurred as of March 31, 2010. However, if the Westernbank assisted transaction had occurred as of January 1, 2010, the pro-forma Tier 1 leverage capital ratio would had been 8.37%. The pro-forma capital ratios also incorporate the impact of a capital raise by Popular, Inc. of $1.15 billion in the second quarter of 2010, which was essential for the regulatory approval of our participation in the FDIC-assisted transaction.
Operating Results and Liquidity
The extent to which the Corporation’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at the acquisition date.
As indicated previously in the Credit Quality and Loss Sharing Agreements sections of this report, our operating results are expected to reflect the benefit of the FDIC’s assistance with respect to losses on loans and OREO covered by the loss sharing agreements. The covered loans acquired in the Westernbank transaction are, and will continue to be, subject to credit review. As a result, if and when credit deterioration is noted subsequent to the April 30, 2010 acquisition date, such deterioration will be measured through our allowance for loan losses and a provision for loan losses will be charged to earnings with a partially offsetting credit to non-interest income item reflecting the increase in the FDIC loss sharing indemnification asset.
A portion of the fair value adjustments related to the covered loans will be accreted to interest income as payments are received on the loans. The amount and timing of such discount accretion is dependent on our collection and loan workout efforts. The fair values of the acquired loans reflect an estimate of expected losses related to these loans. As a result, our operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the acquisition date. Refer to the Credit Quality section for information on the preliminary estimate of the contractual principal and interest payments for covered loans, estimated expected cash flows and the estimated fair value of the loans at the transaction date. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity, and prevailing interest rates at the acquisition date.
At the April 30, 2010 acquisition date, we acquired $261 million in cash and cash equivalents, $102 million in money market investments, and $58.6 million in stock of the Federal Home Loan Bank of New York. The acquired cash will be used to manage deposit flows, for new loan originations, and for operating cash needs. We did not assume any borrowings or available lines of credit of Westernbank to fund our operations. The assets acquired were also funded with the Purchase Money Note issued to the FDIC, which is collateralized by the covered assets. Future cash flows received on covered assets and inflows from claims to the FDIC under the loss sharing agreements will be used to pay down the Purchase Money Note issued to the FDIC. The outstanding amount of the Purchase Money Note is due in 2015, but based on the expected cash flows to be received on the covered assets and loss sharing agreements, we expect to repay it by 2013.
In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance, or will be determined to have inadequate collateral values to repay the loans. In such instances, the Corporation will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or written down after we exhaust our best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered loans.
The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that we may experience will depend primarily on the ability of the borrowers whose loans are covered by the loss sharing agreements to make payments over time. As the loss sharing agreements are in effect for a period of ten years for one-to-four family loans and five years for commercial, construction and consumer loans, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. We believe that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC loss share receivable) may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices. In addition, the Corporation recorded substantial fair value adjustments related to the purchase of these covered loans. A portion of these adjustments will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of our collection efforts on the delinquent covered loans.
As indicated previously, the loss sharing agreements with the FDIC may extend from 5 to 10 years. During this time period, changing economic conditions, along with our efforts to collect and resolve covered loans, will cause cash flows from the covered loan portfolio to be uneven and difficult to estimate.
Financial Statements
Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by Banco Popular de Puerto Rico (a wholly-owned subsidiary of Popular, Inc.) related to its acquisition of Westernbank at April 30, 2010 and the accompanying notes thereto.

The Corporation has omitted certain financial information of Westernbank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the SEC in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB:1K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.
(b) ProForma Financial Information.
Popular, Inc. believes the Westernbank acquisition is a “significant acquisition” where federal financial assistance or guarantees are an essential part of the transaction, or where the nature and magnitude of federal assistance is so pervasive as to substantially reduce the relevance of historical information to an assessment of future operations.
Because Popular, Inc. believes that the continuity of Westernbank’s operations is substantially lacking after the transaction for reasons stated above, no additional information regarding Westernbank is being provided under this Item 9.01(b).
Forward-Looking Information
This Report on Form 8-K contains certain forward-looking information about the Corporation and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Corporation. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) both Item 1A. Risk Factors in Part I and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and (b) Item 1A. Risk Factors in Part II, Other Information in the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2010.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers LLP

99.1	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at April 30, 2010
Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.
Date: July 16, 2010	By:	/s/ Ileana González Quevedo
		Name:	Ileana González Quevedo
		Title:	Senior Vice President and Corporate Comptroller